EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Cardtronics, Inc.:
We consent to the use of (i) our report dated May 19, 2006, with respect to the consolidated balance sheets of Cardtronics, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005, and (ii) our report dated May 10, 2005, with respect to the consolidated balance sheets of ATM Company (as defined in the notes to those financial statements) as of December 31, 2002 and 2003 and June 30, 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2003 and for the six-month period ended June 30, 2004, included herein and to the reference to our firm under the heading “Experts” in the registration statement.
Our audit reports covering the financial statements for both Cardtronics, Inc. and ATM Company (as defined in footnote 1 to the related financial statements) contain an explanatory paragraph that states that the respective companies adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003. In addition, the audit report dated May 19, 2006 covering the December 31, 2005 consolidated financial statements of Cardtronics, Inc. contains an explanatory paragraph that states that the Company’s financial statements as of and for the years ended December 31, 2004 and 2003 have been restated.
/s/ KPMG LLP
Houston, Texas
August 25, 2006